UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No.  6)

FIRST COMMUNITY FINANCIAL GROUP, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

None

(CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 5 pages

CUSIP No. None	13G	Page 2 of 5 Pages

1	NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Ken F. Parsons
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 262,540 Shares (Includes 133,424 shares which could be acquired within 60 days by the exercise of stock options.)
	6	SHARED VOTING POWER 0 Shares
	7	SOLE DISPOSITIVE POWER 262,540 Shares (Includes 133,424 shares which could be acquired within 60 days by the exercise of stock options.)
	8	SHARED DISPOSITIVE POWER 0 Shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 262,540 Shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.01%
12	TYPE OF REPORTING PERSON IN

Page 3 of 5 Pages

Item 1 (a):                                            NAME OF ISSUER

FIRST COMMUNITY FINANCIAL GROUP, INC.

Item 1 (b):              ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

721 College Street SE

Lacey, WA 98503

P. O. Box 3800

Lacey,  WA  98509-3800

Item 2 (a):               NAME OF PERSON FILING

Ken F. Parsons

Item 2 (b):              ADDRESS OF PRINCIPAL BUSINESS OFFICE

721 College Street SE

Lacey, WA 98503

P. O. Box 3800

Lacey,  WA  98509-3800

Item 2 (c):               CITIZENSHIP

State of Washington, United States

Item 2 (d):              TITLE OF CLASS OF SECURITIES

Common Stock

Item 2 (e):               CUSIP NUMBER

Not Applicable

Item 3:                             This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2 (b) or (c), and therefore this item is not applicable.

Page 4 of 5 Pages

Item 4:                    OWNERSHIP

(a)                                  Amount Beneficially Owned:

  262,540 shares

(b)                                 Percent of Class:

12.01%

(c)           Number of Shares as to Which Such Person Has:

(i)                                     Sole power to vote or direct the vote:

  262,540 Shares

(ii)           Shared power to vote or direct the vote:

                -0-

(iii)          Sole power to dispose or to direct the disposition of:

                262,540 Shares

(iv)                              Shared power to dispose or to direct the disposition of:

-0-

Item 5:                    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

Item 6:                             OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

Item 7:                             IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY

                                                                BEING REPORTED BY THE PARENT HOLDING COMPANY.

Not Applicable.

Item 8:                             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

Item 9:                    NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

Item 10:                   CERTIFICATION

Not Applicable

Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

January 30, 2001

Date

 /s/   Ken F. Parsons

Signature

Ken F. Parsons, Chairman and Chief Executive Officer

First Community Financial Group, Inc.